EXHIBIT 99.1

News Release
For Immediate Release	For Further Information Contact:
March 8, 2005	Arleen Llerandi
Vice President, Investor Relations
(407) 822-2989

HUGHES SUPPLY DELIVERS 120% FOURTH QUARTER EARNINGS

GROWTH ON 41% SALES GROWTH AND

ANNOUNCES DIVIDEND INCREASE OF 38%

REPORTS ORGANIC SALES GROWTH OF 16%

SIGNIFICANT PROGRESS MADE ON STRATEGIC GOALS IN FISCAL YEAR 2005

Hughes Supply, Inc. (NYSE:HUG) Orlando, Florida

Hughes Supply, a leading distributor of construction, repair and maintenance-related products, today reported its unaudited results of operations for the fourth quarter and for fiscal year 2005.

Revenues for the fourth quarter ended January 31, 2005 were $1.12 billion, an increase of 41% from $796 million in the previous year’s fourth quarter. Organic sales growth was a strong 16%, with double-digit growth reported in the majority of the business segments for the fourth consecutive quarter.

Net income grew 120% to $20.7 million compared to $9.4 million in the prior year’s fourth quarter. Earnings per diluted share grew 55% to $0.31, on 66.5 million average shares outstanding, compared to $0.20 per diluted share on 48.0 million average shares outstanding in the previous year’s fourth quarter.

As a further indication of the Company’s strong cash flow and confidence in its long-term earnings potential, the Board of Directors today increased the quarterly dividend to shareholders by 38% to $0.09 per share from $0.065 per share. The dividend will be payable on May 13, 2005 to shareholders of record on April 29, 2005. The Company has 66.2 million shares of stock outstanding, and has paid quarterly dividends on its common stock since 1980.

Fiscal Year 2005 Financial Highlights:

•	Annual revenues grew 36% to $4.42 billion from $3.25 billion in the previous year. Organic sales grew a record 16%, with double-digit growth reported in six of eight business segments.

•	Annual net income grew 114% to $123.7 million from $57.7 million in the previous year.

•	Annual earnings per diluted share grew 59% to $1.95 on 63.4 million average shares outstanding, from earnings per diluted share of $1.23 on 47.0 million shares outstanding in the previous year.

•	Internal return on invested capital improved to over 25% from 16% in the previous year.

•	Strong operating cash flow of $145.2 million was generated.

•	The capital structure was strengthened to support growth initiatives with a $300 million debt offering, a $120 million equity offering, a new 5-year, $500 million revolving credit facility, and the completion of $100 million fixed-to-floating interest rate swaps.

•	The quarterly dividend was increased by 30% to $0.065 per share in March 2004.

•	A two-for-one stock split was completed in September 2004.

Fiscal Year 2005 Operational Highlights:

•	Significant progress was made on the implementation of the Hughes Unified distribution system with 424 branches, over 80% fully converted. Over 74% of total Company revenue is now on the Hughes Unified platform versus 43% at the beginning of fiscal year 2005.

•	Successful completion of three accretive acquisitions during fiscal year 2005 – Standard Wholesale, Todd Pipe & Supply, and Southwest Power / Western States Electric.

•	Successful and on-time completion of integration activities related to the Century acquisition announced December 2004.

•	Successful implementation of Phase 1 of Oracle Financial Systems.

•	Successful completion of the first Teradata enterprise data warehouse application.

“Strong financial performance, significant progress on operational initiatives, three strategic and accretive acquisitions, and a strengthened capital structure made fiscal year 2005 the best year in our Company’s history,” said Tom Morgan, President and Chief Executive Officer. “The extraordinary achievements of the past year are a direct result of the hard work and dedication of our employees and an indication of the tremendous growth opportunities available in our industry and our Company. The results of fiscal year 2005 demonstrate our commitment and ability to successfully execute our business strategy, while continuing to invest in the people, technology and businesses to create long-term shareholder value,” stated Morgan.

Revenues

The Company’s fourth quarter and fiscal year revenues reflected a higher level of commercial construction and industrial activity, continued strength in residential construction, and higher commodity prices across most businesses from one year ago. Higher prices were estimated to account for approximately one-half of the Company’s fourth quarter and full year same store sales growth of 16%.

Segment Revenues

Segment revenues and organic sales growth for the fourth quarter and the fiscal year 2005 are summarized below:

	Reported Revenues			Reported Revenues
	Fourth Quarter		Organic	Fiscal Year		Organic
($ Millions)	FY2005	FY2004	Sales Growth	FY2005	FY2004	Sales Growth
Water & Sewer	$277.3	$216.3	17%	$1,200.0	$922.4	18%
Plumbing/HVAC	266.3	198.9	7%	1,051.8	842.1	8%
Utilities	173.3	84.3	17%	500.1	363.8	17%
MRO	93.0	57.4	(1)%	442.5	158.7	1%
Electrical	103.9	88.4	18%	425.3	362.8	17%
Industrial PVF	97.7	69.5	41%	362.7	283.2	28%
Building Materials	63.9	45.6	40%	254.0	181.4	40%
Other	43.8	35.6	23%	186.2	139.0	34%

Total	$1,119.2	$796.0	16%	$4,422.6	$3,253.4	16%

•	The Water & Sewer segment experienced strong organic sales growth of 17% in the quarter due to continued strength across all regions, with particular strength in the Southeast, Arizona and Colorado, from residential construction activity and municipal projects. Also contributing to the growth were higher prices for pvc, ductile iron pipe and steel products. Included in this segment were fourth quarter revenues of $17.7 million generated by Standard Wholesale, acquired on May 3, 2004.

•	The Plumbing/HVAC segment reported organic sales growth of 7% in the quarter as a result of strengthened demand, particularly in the Southeast and West regions, and higher prices in steel, copper and pvc products. Fourth quarter sales for Todd Pipe & Supply, acquired on May 28, 2004, were $58.8 million, with 18% organic sales growth.

•	The Utilities segment reported strong organic sales growth of 17%. The sales growth was driven by higher demand in most regions, new and expanded alliance contracts with large electric utility companies, and higher commodity prices. Fourth quarter sales for Southwest Power / Western States Electric, acquired on November 1, 2004, were $75.0 million, with 18% organic sales growth.

•	Organic sales for the MRO segment were down 1% in the quarter. Sales were impacted in the quarter by the completion of the complex systems and facilities conversions related to the Century acquisition. This business serves the multi-family housing market and continues to be impacted by a challenging sales environment with all-time high national apartment vacancy rates. On a regional basis, its largest markets, Dallas, Houston, Atlanta and Indianapolis, were particularly weak, with stronger growth in the Northeast and West markets.

•	The Electrical segment posted strong 18% sales growth, its fourth consecutive quarter of double-digit growth. The sales growth was the result of increased commercial construction activity and continued strength in residential construction, particularly in Florida and North Carolina, and higher commodity prices.

•	The Industrial PVF segment reported another record quarter with outstanding sales growth of 41% as business rebounded strongly after a challenging two-year cyclical downturn. This business continued to benefit from high nickel and metal alloy prices, along with higher fabrication work for power plants, and increased demand from petrochemical, oil, and food and beverage companies.

•	The Building Materials segment reported another exceptional quarter with sales growth of 40%, its sixth consecutive quarter of high double-digit growth. This business continued to benefit from increased commercial construction activity, particularly in Florida from hurricane rebuilding efforts, and higher steel prices.

•	The Other category, which includes the Fire Protection and Mechanical businesses, collectively reported sales growth of 23%. The Fire Protection business reported strong sales growth of 24% due to increased commercial building activities and higher steel prices. Mechanical reported strong sales growth of 19% due primarily to increased business with a large customer and higher steel prices.

Operating Income

In the fourth quarter, the Company’s gross margin ratio was 22.6%, down 10 basis points from the previous year, due primarily to a higher mix of lower margin Utilities business, partially offset by purchasing leverage. With the acquisition of Southwest Power / Western States Electric in the fourth quarter, the Utilities segment which has lower gross margins, now represents 15% of consolidated sales, up from 10% previously. The sequential decrease in gross margin of 90 basis points was due primarily to the aforementioned Utilities business mix, and, to a lesser extent, the impact of higher prices on moving average cost inventory.

For the year, the Company’s gross margin ratio grew to 23.5%, a 90 basis point improvement over the previous year due to improved business mix, purchasing leverage, and the favorable impact of lower average cost inventory in the first half of the year.

In the fourth quarter, the Company expanded its operating income ratio to sales by 10 basis points to 3.4%. Sales leverage was partially offset by higher expenses primarily related to variable compensation, sales tax-related costs, and Sarbanes-Oxley and other consulting fees.

For the year, the operating income ratio to sales grew to 5.0%, a 120 basis point improvement over the previous year, despite a higher level of investment spending in fiscal year 2005.

Segment Operating Income

Segment operating income and ratio to sales for the fiscal year are summarized below:

	Fiscal Year 2005		Fiscal Year 2004		% Change Year-over-Year
($ Millions)	Operating Income	Ratio to Sales	Operating Income	Ratio to Sales
Water & Sewer	$53.0	4.4%	$44.8	4.9%	18%
Plumbing/HVAC	22.8	2.2%	9.4	1.1%	143%
Utilities	16.6	3.3%	13.7	3.8%	21%
MRO	32.4	7.3%	9.4	5.9%	245%
Electrical	8.8	2.1%	8.2	2.3%	7%
Industrial PVF	52.3	14.4%	23.0	8.1%	127%
Building Materials	21.5	8.5%	7.6	4.2%	183%
Other	13.5	7.3%	6.6	4.7%	105%

Total	$220.9	5.0%	$122.7	3.8%	80%

Earnings and Cash Flow

In terms of earnings and cash flow, David Bearman, Chief Financial Officer, commented, “Despite higher investment spending and increases in certain other expenses, the operating expense ratio improved by 20 basis points to 19.2% over the previous year’s fourth quarter. Additionally, lower interest expense and a lower effective tax rate resulted in a net income return on sales of 1.8%, an improvement of 60 basis points over last year’s fourth quarter.

“I am particularly pleased with our progress this year in the area of asset management. Higher earnings and a strict focus on working capital management, despite the requirements to support the extraordinary organic growth, allowed us to generate operating cash flow in excess of net income. Additionally, the increased profitability, working capital efficiency and two large sale-leaseback transactions helped us achieve an internal return on invested capital of over 25%, an improvement of 58% this year, and well ahead of our 3-year targeted improvement range. The strength of our operations and solid capital structure provide an excellent foundation to support our long-term growth initiatives,” stated Bearman.

Outlook

Tom Morgan commented, “We are entering fiscal year 2006 with good momentum and are encouraged by the strengthening demand in both the commercial construction and the industrial end markets. Residential activity also continues to be very strong in the geographic markets in which we operate.

“As previously indicated, in fiscal year 2006 we expect high, single-digit organic sales growth, with some moderation in gross margins from the fiscal year 2005 levels. We also anticipate expenses as a ratio to sales to be lower, as we begin to benefit from our various operational initiatives, and are targeting earnings per share growth of 10% to 20% for the year.

“In the first quarter, we expect demand to continue to be good, with stable to moderately increasing commodity prices. While we expect good organic growth in the quarter and for the year, we do not expect the extraordinary level of growth experienced last year. Gross margin in the first quarter of last year was the highest gross margin in the Company’s history, as rapidly rising commodity prices and strong demand expanded margins considerably. Accordingly, we expect gross margins to return to a more normal level in the first quarter of fiscal 2006 compared to last year’s first quarter; however, expenses as a ratio to sales should improve as our level of investment spending begins to moderate,” concluded Morgan.

The following are projected targeted ranges for the first quarter of fiscal year 2006, ending April 30, 2005, compared to the prior fiscal year’s first quarter:

•	Revenues: $1.235 billion - $1.255 billion, an increase of 24% - 26%, with organic sales growth of 7% -8%

•	Net Income: $33.0 million - $35.0 million, an increase of 11% -17%

•	Diluted Earnings per Share: The low end of a range of $0.50 - $0.53, an increase of 4% - 10%.

Earnings Conference Call Webcast

Hughes Supply will hold a conference call at 4:30 p.m. eastern time on Tuesday, March 8, 2005 to discuss its fourth quarter and fiscal year 2005 results of operations and first quarter fiscal year 2006 outlook. To access the call, please dial 800-988-0490; passcode Hughes; leader Mr. David Bearman, or you may log on to http://www.hughessupply.com/ and click on the Investors tab. A replay of the conference call will be available on the Hughes Supply web site until April 8, 2005, or you may dial 866-397-1423; passcode Hughes.

About Hughes Supply, Inc.

Hughes Supply, Inc., founded in 1928, is one of the nation’s largest diversified wholesale distributors of construction, repair and maintenance-related products, with over 500 locations in 40 states. Headquartered in Orlando, Florida, Hughes employs approximately 9,300 associates and generated annual revenues of over $4.4 billion in its last fiscal year. Hughes is a Fortune 500 company and was named the #1 Most Admired Company in America in the Wholesalers: Diversified Industry segment by FORTUNE Magazine. For additional information on Hughes Supply, you may visit www.hughessupply.com.

Forward-Looking Statements

Except for historical information, all other information discussed in this news release consists of forward-looking statements under the Private Securities Litigation Reform Act of 1995. When used in this report, the words “believe”, “anticipate”, “estimate”, “expect”, “may”, “will”, “should”, “plan”, “intend”, “project”, and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be different from any future results, performance, and achievements expressed or implied by these statements. These risks and uncertainties include, but are not limited to, the strength of the construction market and the general economy, competition, delay in implementing operating systems, reliance on key personnel, success in integrating and achieving expected profitability from acquired businesses, achieving enhanced profitability goals, fluctuating commodity prices, the Company’s fixed cost structure, customer credit policies, unexpected product shortages, product purchasing and supply, overseas movement of manufacturing facilities, and other factors set forth from time to time in filings with the Securities and Exchange Commission. The forward-looking statements included in this news release are made only as of the date of this news release and under section 27A of the Securities Act and section 21E of the Exchange Act. Hughes Supply does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Disclosures in this news release, including in the attached tables, regarding the Company’s fourth quarter and full year fiscal 2005 financial results are preliminary and are subject to change in connection with the Company’s preparation and filing of its Form 10-K for the fiscal year ended January 31, 2005. The financial information in this release reflects the company’s preliminary results subject to completion of the annual audit. The final results for the Company’s fourth quarter and full year fiscal 2005 may differ from the preliminary results discussed above due to factors that include, but are not limited to, risks associated with final review of the results and preparation of audited financial statements.

Non-GAAP Financial Information

This release refers to certain non-GAAP financial measures. As required by the Securities and Exchange Commission, the Company has provided a reconciliation of these measures to the most directly comparable GAAP measures with this release and on the Company’s website at www.hughessupply.com in the “Investors” section. Non-GAAP measures as the Company has calculated them may not be comparable to similarly titled measures reported by other companies.

Hughes Supply, Inc.

Consolidated Statements of Income

(unaudited)

(in millions, except per share data)

	Three Months Ended
	January 31, 2005	Ratio to Net Sales	January 30, 2004	Ratio to Net Sales	V%
Net Sales	$1,119.2		$796.0		41%
Cost of Sales	866.0		615.7

Gross Margin	253.2	22.6%	180.3	22.7%	40%

Operating Expenses:
Selling, general and administrative	206.9		148.5
Depreciation and amortization	7.8		5.6

Total operating expenses	214.7	19.2%	154.1	19.4%	39%

Operating Income	38.5	3.4%	26.2	3.3%	47%

Non-Operating (Expense) Income:
Interest expense	(9.0)		(12.2)
Interest and other income	2.8		1.6

	(6.2)		(10.6)

Income Before Income Taxes	32.3		15.6		107%
Income Taxes	11.6		6.2

Net Income	$20.7	1.8%	$9.4	1.2%	120%

Earnings Per Share:
Basic	$0.32		$0.20		60%

Diluted	$0.31		$0.20		55%

Weighted-Average Shares Outstanding:
Basic	64.5		46.3

Diluted	66.5		48.0

Net Sales by Segment:

Water & Sewer	$277.3		$216.3		28%
Plumbing/HVAC	266.3		198.9		34%
Utilities	173.3		84.3		106%
Maintenance Repair Operations (MRO)	93.0		57.4		62%
Electrical	103.9		88.4		18%
Industrial PVF	97.7		69.5		41%
Building Materials	63.9		45.6		40%
Other	43.8		35.6		23%

Total	$1,119.2		$796.0		41%

Hughes Supply, Inc.

Consolidated Statements of Income

(unaudited)

(in millions, except per share data)

	Fiscal Years Ended
	January 31, 2005	Ratio to Net Sales	January 30, 2004	Ratio to Net Sales	V%
Net Sales	$4,422.6		$3,253.4		36%
Cost of Sales	3,383.3		2,519.7

Gross Margin	1,039.3	23.5%	733.7	22.6%	42%

Operating Expenses:
Selling, general and administrative	791.3		589.8
Depreciation and amortization	27.1		21.2

Total operating expenses	818.4	18.5%	611.0	18.8%	34%

Operating Income	220.9	5.0%	122.7	3.8%	80%

Non-Operating (Expense) Income:
Interest expense	(30.6)		(34.6)
Interest and other income	8.0		6.4

	(22.6)		(28.2)

Income Before Income Taxes	198.3		94.5		110%
Income Taxes	74.6		36.8

Net Income	$123.7	2.8%	$57.7	1.8%	114%

Earnings Per Share:

Basic	$2.01		$1.26		60%

Diluted	$1.95		$1.23		59%

Weighted-Average Shares Outstanding:

Basic	61.4		45.9

Diluted	63.4		47.0

Net Sales by Segment:

Water & Sewer	$1,200.0		$922.4		30%
Plumbing/HVAC	1,051.8		842.1		25%
Utilities	500.1		363.8		37%
Maintenance Repair Operations (MRO)	442.5		158.7		179%
Electrical	425.3		362.8		17%
Industrial PVF	362.7		283.2		28%
Building Materials	254.0		181.4		40%
Other	186.2		139.0		34%

Total	$4,422.6		$3,253.4		36%

Hughes Supply, Inc.

Consolidated Balance Sheets

(unaudited)

(in millions)

	January 31, 2005	January 30, 2004
Assets

Current Assets:
Cash and cash equivalents	$213.2	$8.3
Accounts receivable, net	625.3	493.3
Inventories	633.9	467.0
Deferred income taxes	25.1	19.4
Other current assets	89.0	53.0

Total current assets	1,586.5	1,041.0

Property and Equipment	92.8	161.8
Goodwill	718.6	609.8
Other Assets	132.4	68.7

Total assets	$2,530.3	$1,881.3

Liabilities and Shareholders’ Equity

Current Liabilities:
Current portion of long-term debt	$45.2	$44.6
Accounts payable	503.9	308.3
Accrued compensation and benefits	58.7	39.3
Other current liabilities	63.4	45.2

Total current liabilities	671.2	437.4

Long-Term Debt	500.5	368.7
Deferred Income Taxes	72.3	55.4
Other Noncurrent Liabilities	32.4	7.8

Total liabilities	1,276.4	869.3

Shareholders’ Equity:
Common stock	66.2	61.6
Capital in excess of par value	629.4	502.5
Retained earnings	573.3	465.1
Accumulated other comprehensive income	2.0	—
Treasury stock and unearned compensation	(17.0)	(17.2)

Total shareholders’ equity	1,253.9	1,012.0

Total liabilities and shareholders’ equity	$2,530.3	$1,881.3

Hughes Supply, Inc.

Consolidated Statements of Cash Flows

(unaudited)

(in millions)

	Three Months Ended		Fiscal Years Ended
	January 31, 2005	January 30, 2004	January 31, 2005	January 30, 2004
Cash Flows from Operating Activities:
Net income	$20.7	$9.4	$123.7	$57.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7.8	5.6	27.1	21.2
Deferred income taxes	10.6	5.7	11.4	10.7
Other	3.9	3.6	17.1	11.4
Changes in assets and liabilities, net of businesses acquired:
Accounts receivable	77.6	41.4	(57.6)	(24.3)
Inventories	(30.1)	2.1	(105.0)	16.8
Other assets	(11.4)	1.2	(30.2)	(4.4)
Accounts payable	28.4	(18.6)	149.2	63.3
Accrued compensation and benefits	15.9	1.4	15.6	(8.5)
Other liabilities	(52.1)	(13.5)	(6.1)	2.0

Net cash provided by operating activities	71.3	38.3	145.2	145.9

Cash Flows from Investing Activities:
Capital expenditures	(9.7)	(3.5)	(27.2)	(15.9)
Proceeds from sale of property and equipment	39.4	2.5	78.2	4.0
Business acquisitions, net of cash acquired	(129.2)	(261.8)	(230.6)	(279.6)
Net investment in corporate owned life insurance	—	—	(11.4)	—

Net cash used in investing activities	(99.5)	(262.8)	(191.0)	(291.5)

Cash Flows from Financing Activities:
Net (payments) borrowings under short-term debt arrangements	(0.1)	62.0	(100.1)	27.7
Principal payments on other debt	(35.3)	(406.1)	(46.0)	(422.3)
Proceeds from issuance of long-term debt, net	—	—	295.7	—
Proceeds from issuance of interim senior term loan, net	—	250.0	—	250.0
Proceeds from issuance of common stock, net	—	317.5	114.8	317.5
Dividends paid	(4.2)	(2.3)	(15.3)	(9.4)
Purchase of treasury shares	—	—	—	(6.0)
Other	11.4	9.7	1.6	(5.3)

Net cash (used in) provided by financing activities	(28.2)	230.8	250.7	152.2

Net (Decrease) Increase in Cash and Cash Equivalents	(56.4)	6.3	204.9	6.6
Cash and Cash Equivalents, Beginning of Period	269.6	2.0	8.3	1.7

Cash and Cash Equivalents, End of Period	$213.2	$8.3	$213.2	$8.3

Hughes Supply, Inc.

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

(unaudited)

($ in millions)

While Hughes Supply, Inc. (the “Company”) reports its financial results using generally accepted accounting principles (“GAAP”), management believes that certain non-GAAP performance measures and ratios used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP measures can provide additional analysis of underlying trends of the business because they provide a comparison of historical information that excludes certain items that do not represent results from the fundamental operations of the Company. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The reconciliation below provides the information required by Regulation G of the Securities Exchange Act of 1934, as amended, related to the disclosure of non-GAAP financial measures. The following non-GAAP financial measure has been disclosed by the Company in connection with its press release announcing the Company’s results of operations for the quarter ended January 31, 2005 and fiscal year 2005 (the “press release”).

Organic Sales Growth (Same-Store Sales) (1)

Organic Sales Growth for the Company is computed as follows (referenced throughout the press release):

	Fourth Quarter		%	Fiscal Year		%
	FY 2005	FY2004	Variance	FY 2005	FY2004	Variance
Existing Base	$887.3	$750.0	18%	$3,656.2	$3,100.1	18%
Branch Openings/Closures	3.4	15.0		45.4	86.1
Acquisitions	228.5	201.6	(Pro forma )	1,037.1	912.4	(Pro forma )

Organic Sales Growth (1)	1,119.2	966.6	16%	4,738.7	4,098.6	16%
Excluded (Divested) Branches	—	1.7		2.9	6.8
Less: Pre-Acquisition Pro forma Sales	—	(172.3)		(319.0)	(852.0)

Reported Net Sales	$1,119.2	$796.0	41%	$4,422.6	$3,253.4	36%

(1)	The organic sales growth calculation includes all branches, including those that are newly opened, closed and acquired during the comparative fiscal periods; branches of any divested business(es) are excluded from our calculation. For comparative purposes, prior period sales are reported on a pro forma basis to include pre-acquisition sales activity.

Hughes Supply, Inc.

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

(unaudited)

($ in millions)

While Hughes Supply, Inc. (the “Company”) reports its financial results using generally accepted accounting principles (“GAAP”), management believes that certain non-GAAP performance measures and ratios used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP measures can provide additional analysis of underlying trends of the business because they provide a comparison of historical information that excludes certain items that do not represent results from the fundamental operations of the Company. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The reconciliation below provides the information required by Regulation G of the Securities Exchange Act of 1934, as amended, related to the disclosure of non-GAAP financial measures. The following non-GAAP financial measure has been disclosed by the Company in connection with its press release announcing the Company’s results of operations for the quarter ended January 31, 2005 and fiscal year 2005 (the “press release”).

Internal Return on Invested Capital (ROIC) (1)

Internal Return on Average Invested Capital for the Company is computed as follows (referenced on page 2 of the press release):

Fiscal Year 2005

	12 Months Ended 1/31/05
Income before income taxes	$198.3
Add: Interest expense	30.6
Depreciation & amort.	27.1

Pre-tax return	$256.0	(a)

	Rolling 12 Month Avg. FY 2005		1/31/2005	12/24/2004	11/26/2004	10/29/2004	9/24/2004	8/27/2004	7/30/2004	6/25/2004	5/28/2004	4/30/2004	3/26/2004	2/27/2004
Accounts receivable, net	$618.1		$625.3	$622.7	$664.7	$670.2	$660.8	$662.0	$662.5	$650.6	$600.9	$572.5	$531.4	$494.1
Inventories	573.5		633.9	636.5	614.4	575.2	592.4	591.1	570.6	583.0	559.0	524.0	508.9	493.3
Property and equipment, net	117.1		92.8	115.5	114.4	112.3	111.8	112.3	112.4	113.9	110.5	110.1	137.9	161.5
Property and equipment accumulated depreciation	111.4		99.1	110.0	108.6	107.6	107.3	106.1	105.1	115.5	115.6	114.7	123.7	123.0
Accounts Payable	(404.9)		(503.9)	(435.4)	(408.4)	(443.1)	(408.1)	(421.1)	(426.3)	(397.2)	(370.5)	(406.6)	(343.8)	(294.3)

Average invested capital	$1,015.2	(b)

ROIC for Fiscal Year 2005	25.2%		(a)/(b)

Fiscal Year 2004

	12 Months Ended 1/30/04
Income before income taxes	$94.5
Add: Interest expense	34.6
Depreciation & amort.	21.2

Pre-tax return	$150.3	(a)

	Rolling 12 Month Avg. FY 2004		1/30/2004	12/26/2003	11/28/2003	10/31/2003	9/26/2003	8/29/2003	8/1/2003	6/27/2003	5/30/2003	5/2/2003	3/28/2003	2/28/2003
Accounts Receivable, net	$467.6		$493.3	$481.6	$473.5	$497.2	$490.3	$482.1	$469.0	$459.7	$454.3	$459.8	$426.7	$423.5
Inventories	456.9		467.0	499.5	437.8	430.3	446.3	447.5	436.9	459.2	463.1	466.5	470.4	458.1
Property and equipment, net	167.9		161.8	176.7	172.0	173.0	171.5	171.3	170.4	168.6	164.9	163.6	161.3	160.1
Property and equipment accumulated depreciation	119.6		122.7	122.8	122.9	121.9	121.0	120.4	119.4	118.5	117.6	117.1	116.1	115.3
Accounts Payable	(270.7)		(308.3)	(278.9)	(261.1)	(304.7)	(284.0)	(270.1)	(279.6)	(250.5)	(252.9)	(274.8)	(240.3)	(243.0)

Average Invested Capital	$941.3	(b)

ROIC for Fiscal Year 2004	16.0%		(a)/(b)

Note:

(1)	Internal Return on Invested Capital (ROIC) is the Company’s rate of return on capital that has been invested. Management uses ROIC as a measure of how effectively capital is allocated in core operations.